Exhibit 99.1

 Tel-Instrument Electronics Corp. Reports Financial Results for Third Quarter 2018

East Rutherford, NJ – February 14, 2018 – Tel-Instrument Electronics Corp. (“Tel”, “Tel-Instrument” or the “Company”) (NYSE American: TIK), a leading designer and manufacturer of avionics test and measurement solutions, today reported a net loss of $333k on revenues of $2.6 million for the third quarter of fiscal year 2018. This loss included $135k of litigation expenses related to the Aeroflex litigation.

Quarter Ended December 31, 2017 as Compared to December 31, 2016

For the three months ended December 31, 2017, total net sales decreased $1,610,726 (38.0%) to $2,625,793, as compared to $4,236,519 for the three months ended December 31, 2016. Avionics government sales decreased $1,945,640 (51.6%) to $1,825,744 for the three months ended December 31, 2017, as compared to $3,771,384 for the three months ended December 31, 2016. The decrease in sales is mostly attributed to the decrease in shipment of the U.S. Army TS-4530A Kits and Sets, and the CRAFT units associated with the U.S. Navy programs, which contracts have now been completed, partially offset by the increase in sales associated with the initial shipments of the T-47/M5. Commercial sales increased $334.914 (72.0%) to $800,049 for the three months ended December 31, 2017 as compared to $465,135 for the three months ended December 31, 2016. This increase is attributed to increased shipments of the TR-220 to a major U.S. airline as well as increased revenues from our repair and calibration business.

For the three months ended December 31, 2017, total gross margin decreased $697,571 (42.7%) to $936,680 as compared to $1,634,251 for the three months ended December 31, 2016, primarily as a result of the lower volume as well as labor and overhead variances as a result of the lower volume. The gross margin percentage for the three months ended December 31, 2017 was 35.7%, as compared to 38.6% for the three months ended December 31, 2016.

Selling, general and administrative expenses decreased $34,489 (5.9%) to $548,391, for the three months ended December 31, 2017, as compared to $582,880 for the three months ended December 31, 2016. These decreases were primarily attributed to lower salaries and related expenses offset partially by higher commission fees, shareholder communication expenses and consulting fees.

Litigation expenses decreased $147,725 to $134,765 for the three months ended December 31, 2017 as compared to $282,490 for the three months ended December 31, 2016. The litigation expenses in the quarter ended December 31, 2017 related to the additional motions filed with the court to correct the damages award and securing the appeal bond.

Engineering, research and development expenses decreased $68,316 (11.1%) to $546,691 for the three months ended December 31, 2017 as compared to $615,007 for the three months ended December 31, 2016. The Company continues to invest in new products by taking advantage of our CRAFT and TS-4530A technology to develop smaller hand-held products, which will broaden our product line for both commercial and military applications. The Company has completed its development of the T-47/M5 Mode 5 test set, which began initial shipments in the quarter ended December 31, 2017, and which we believe will compete effectively in the international market.

The Company recorded a loss from operations of $323,690 for the quarter ended December 31, 2017, as compared to income from operations of $153,874 for the quarter ended December 31, 2016.

Mr. Jeffrey O’Hara, President and CEO of Tel, stated, “After a sharp drop in second quarter revenues, revenues increased 47% in the third quarter to $2.6 million which is still below our estimated quarterly break-even revenue level of approximately       $3 million. The positive news is that we are starting to see increased quote and sales activity in both our domestic and international markets with bookings for the third quarter increasing to $3.2 million. We have several large potential military orders in the pipe-line including a possible multi-million dollar follow-on test set order from the U.S. DOD, which if secured, should lead to improved revenues and profitability starting in the 2019 fiscal year starting April 1, 2018. We continue to actively target the international Mode 5 market and our recent “Drive-to-Mode 5” marketing incentive plan for our international Mode 5 customers has resulted in several medium size orders for our new T-47/M5 product which we announced in December. We are committed to aggressively pursuing this business and continue to meet with key international customers. My meetings with customers in the Far East last month were very positive and we expect to capture the lion’s share of the Mode 5 test set business in these key markets. We are also seeing steady sales on our TS-4530A test set, and expect a volume CRAFT order from Lockheed Martin for the F-35 program later this spring. We have also released a new Remote Client software application for all of our Mode 5 products that will generate increased revenues and help improve our gross margins. Finally, the Company continues to see strong market activity on our TR-220 air traffic control (“ATC”) test set, and we expect the commercial portion of our business to continue to remain solid as a result of the 2020 FAA ADS-B mandate.”

“The Company believes its key long-term growth potential is in our new line of modular hand-held test sets which provides unmatched capabilities in a market leading form factor. We expect that these hand-held test sets will provide us with the opportunity to regain a leading market position in commercial avionics testing and expand into the much larger secure communications radio test market. We plan to introduce the first avionics related commercial product called the SDR-Omni next month at an industry show with initial deliveries expected to take place in the late summer of 2018. The plan is to add additional avionic test capabilities to this product via software download every three to six months with the goal of becoming the market leader in world-wide commercial avionics. We are also in preliminary discussions with potential partners to collaborate on the secure communications radio market which is the key to TIC’s long-term growth. We expect to face stiff competition from Aeroflex which has been the dominant supplier in these markets. This is an extremely attractive market segment as evidenced by VIAVI Solutions (a U.S. company) recently announcing plans to purchase the Aeroflex AvComm and Wireless Test and Measurement businesses from Cobham at a price of $455 million, or more than two times trailing revenues.”

“With respect to the Aeroflex litigation, we plan to appeal the decision if the Judge does not change the result or vacate the damage award based on our latest motions. A hearing on this motion is expected on February 27, 2018 and a final decision is expected within the next two to three months. The Judge could deny our motions, reduce the amount of damages or even order a new trial. Once a final decision has been rendered, the Company has 30 days to file an appeal. The Company has posted a $2,000,000 bond to prevent Aeroflex from enforcement actions until a final decision has been rendered by the Court. This $2 million bond amount would remain in place during any appeal process. The Company believes it has excellent grounds to appeal this verdict. The appeal process would be expected to take several years to complete. We believe that we will have approximately 2-3 years to generate sufficient cash or secure additional financing to support the repayment of the remaining $2.9 million not covered by the $2 million appeal bond, if we do not prevail with the appeal.”

The Company encourages investors to read its full results of operations as contained in our Quarterly Report on Form 10-Q filed on February 14, 2018 at www.sec.gov.
About Tel-Instrument Electronics Corp.
Tel-Instrument is a leading designer and manufacturer of avionics test and measurement solutions for the global commercial air transport, general aviation, and government/military aerospace and defense markets. Tel-Instrument provides instruments to test, measure, calibrate, and repair a wide range of airborne navigation and communication equipment. For further information please visit our website at www.telinstrument.com.

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This press release includes statements that are not historical in nature and may be characterized as “forward-looking statements,” including those related to future financial and operating results, benefits, and synergies of the combined companies, statements concerning the Company’s outlook, pricing trends, and forces within the industry, the completion dates of capital projects, expected sales growth, cost reduction strategies, and their results, long-term goals of the Company and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. All predictions as to future results contain a measure of uncertainty and, accordingly, actual results could differ materially.  Among the factors which could cause a difference are:  changes in the general economy; changes in demand for the Company’s products or in the cost and availability of its raw materials; the actions of its competitors; the success of our customers; technological change; changes in employee relations; government regulations; litigation, including its inherent uncertainty; difficulties in plant operations and materials; transportation, environmental matters; and other unforeseen circumstances.  A number of these factors are discussed in the Company’s previous filings with the U.S. Securities and Exchange Commission. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release. The safe harbor for forward-looking statements contained in the Securities Litigation Reform Act of 1995 (the “Act”) protects companies from liability for their forward-looking statements if they comply with the requirements of the Act.

Contact:	Joseph P. Macaluso
Tel-Instrument Electronics Corp.
(201) 933-1600

 TEL-INSTRUMENT ELECTRONICS CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2017	March 31, 2017
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$263,983	$287,873
Accounts receivable, net	1,660,757	1,556,382
Inventories, net	4,309,324	4,208,179
Restricted cash to support appeal bond	2,000,000	-
Prepaid expenses and other current assets	107,450	188,578
Total current assets	8,341,514	6,241,012

Equipment and leasehold improvements, net	197,602	161,427
Other long-term assets	35,109	33,509
Total assets	8,574,225	6,435,948

LIABILITIES & STOCKHOLDERS’ DEFICIT

Current liabilities:
Current portion of long-term debt	3,696	291,991
Line of credit	1,000,000	200,000
Capital lease obligations – current portion	6,718	6,268
Accounts payable and accrued liabilities	2,431,763	2,072,955
Federal and state taxes payable	-	4,105
Deferred revenues – current portion	54,671	123,720
Accrued legal damages	4,930,523	2,800,000
Accrued payroll, vacation pay and payroll taxes	396,207	527,413
Total current liabilities	8,823,578	6,026,452

Capital lease obligations – long-term	8,664	13,760
Long-term debt	-	2,124
Deferred revenues – long-term	353,280	352,973
Warrant liability	-	95,000
Total liabilities	9,185,522	6,490,309

Commitments

Mezzanine Equity:
Preferred stock, 1,000,000 shares authorized, par value $0.10 per share, 500,000 shares 8% Cumulative Series A Convertible Preferred issued and outstanding	2,990,667	-
Total mezzanine equity	2,990,667	-

Stockholders’ deficit:
Common stock, 4,000,000 shares authorized, par value $0.10 per share, 3,255,887 shares issued and outstanding, respectively	325,586	325,586
Paid-in capital in excess of par value, common stock	8,099,882	8,107,369
Accumulated deficit	(12,027,432)	(8,487,316)
Total stockholders’ deficit	(3,601,964)	(54,361)
Total liabilities, mezzanine equity and stockholders’ deficit	$8,574,225	$6,435,948

TEL-INSTRUMENT ELECTRONICS CORP.
 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016

Net sales	$2,625,793	$4,236,519	7,955,035	$14,654,917
Cost of sales	1,689,113	2,602,268	5,377,195	9,318,425

Gross margin	936,680	1,634,251	2,577,840	5,336,492

Operating expenses:
Selling, general and administrative	548,391	582,880	1,881,072	2,042,922
Litigation expenses	134,765	282,490	560,610	609,330
Legal damages	30,523	-	2,130,523	-
Engineering, research and development	546,691	615,007	1,691,631	1,783,655
Total operating expenses	1,260,370	1,480,377	6,263,836	4,435,907

(Loss) income from operations	(323,690)	153,874	(3,685,996)	900,585

Other income (expense):
Proceeds from life insurance	-	-	92,678	-
Amortization of deferred financing costs	(649)	(1,359)	(3,363)	(4,072)
Change in fair value of common stock warrants	5,000	37,000	95,000	288,203
Interest expense	(14,097)	(11,620)	(38,435)	(46,953)
Total other income (expense)	(9,746)	24,021	145,880	237,178

(Loss) income before income taxes	(333,436)	177,895	(3,540,116)	1,137,763

Income tax expense	-	36,382	-	313,886

Net (loss) income	(333,436)	141,513	(3,540,116)	823,877

Preferred stock dividends	(30,667)	-	(30,667)	-

Net (loss) income attributable to common shareholders	$(364,103)	$141,513	$(3,570,783)	$823,877

Basic (loss) income per common share	$(0.11)	$0.04	$(1.10)	$0.25
Diluted (loss) income per common share	$(0.11)	$0.03	$(1.10)	$0.23

Weighted average shares outstanding:
Basic	3,255,887	3,255,887	3,255,887	3,255,887
Diluted	3,255,887	3,265,135	3,255,887	3,266,532